EMPLOYMENT AGREEMENT

     THIS AGREEMENT, made and entered into as of the 1st day of April, 1996 by and between ACE Limited, a Cayman Islands corporation, A.C.E. Insurance Company, Ltd. ("ACE"), a Cayman Islands corporation (with other subsidiaries and affiliates as presently or hereafter constituted, collectively referred to as the "Companies", and individually as a "Company") and Peter N. Mear (the "Executive").

     WHEREAS, each of the Companies desires to offer employment to the Executive under the terms and conditions set forth below; and

     WHEREAS. the Executive wishes to accept such employment under such terms and conditions.

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration. the Companies and the Executive (the "Parties") hereby agree as follows:

     1.   Employment
          The Companies hereby employ the Executive, and the Executive hereby accepts employment with the Companies, for the term of this agreement as set forth in Section 2 below, in the position and with the duties and responsibilities set forth in
Section 3 below, and upon such other terms and conditions as are hereinafter stated.

     2.   Term and Place of Performance
          (a) The term of the Agreement shall commence as of the date first above written (the "Commencement Date"), and shall continue through the close of business on March 31st, 1999, subject to the terms and conditions of this Agreement. This Agreement shall automatically renew for a one-year term effective as of April 1st, 1999 and each succeeding April 1st, thereafter, unless the Board of Directors of each of the Companies (collectively, the "Boards") notifies the Executive in writing at least thirty days prior to any such April 1st of its intention not to renew the Agreement.
          (b) Except for travel required from time to time in the conduct of the Companies' business, the Executive's services under this Agreement shall be performed in Bermuda. The obligations of the Companies under this Agreement shall be contingent upon the issuance of a work permit by the Government of Bermuda and the maintenance of such work permit throughout the term of this Agreement. If, despite the Executive's best efforts to maintain the work permit, it is terminated or revoked by the Government of Bermuda, then the Executive shall be entitled to the benefits provided for Termination without Cause under Section 10(d).

     3.   Positions, Duties, and Time Devoted to the Companies
          (a) During the term of the Agreement, the Executive shall be employed as the Executive Vice President and General Counsel of each of the Companies, with such powers and duties normally attendant to such offices and, subject to the terms of this Agreement, shall answer to and be subject to the direction of the Chief Executive of the Companies.
          (b) The Executive agrees to remain in the employ of the Companies during the term of this Agreement, to devote his full business time exclusively to the business affairs of the Companies, and to perform his duties faithfully and efficiently. Subject to the demands of his positions with the Companies, the Executive shall be permitted to:
          (i) serve as a director or member of any committee of any organization involving no conflict of Interest with the Companies;
          (ii)  deliver lectures and fulfill speaking engagements;
          and
          (iii) engage in charitable and community activities; provided, however, that any expenses, such as for travel, incurred by the Executive in connection with such activities shall be for the personal account of the Executive and shall not be reimbursed by the Companies.

     4.   Salary
          (a) For services rendered by the Executive to the Company and its affiliates during the term of this Agreement, the Executive shall be paid a minimum annual base salary of $230,000. The annual base salary shall be payable on a monthly basis by the Company.
          (b) Following September 30th, 1996 and thereafter at annual intervals, the Compensation Committee of the Company shall review the annual base salary of the Executive and shall determine in its sole discretion whether such annual base salary should be increased, taking into account such factors as the performance of the Executive, the performance of the Company and its affiliates and general business conditions.

     5.   Initial Cash Incentive Payment
          On or before May 1st, 1996, and again on or before October 1st, 1996, ACE shall make a payment to the Executive in the amount of $70,000. These lump sum payments shall be made only once during the term of this Agreement.

     6.   Annual Incentive Bonus
          For the period beginning April 1st, 1996 and ending September 30th, 1996, and annually as of each September 30th thereafter, the Executive shall be eligible for an Annual Incentive Bonus in such amount, if any, as may be determined by the Compensation Committee taking into amount such factors as the performance of the Executive, the performance of the Company, and general business conditions. After any Annual Incentive Bonus including the initial Annual Incentive Bonus is awarded, it shall be paid in December of the year in which it was awarded.

     7.   Stock Options
          Subject to the approval by the Company's Board of Directors, the Company shall issue to Executive options to purchase 15,000 shares of the Company's stock at the market price in effect at the close of trading an April 1st, 1996. If issued, said options shall be subject to all the terms and conditions set forth in the Company's Equity Linked Incentive Plan.

     8.   Employee Benefits
          (a) During the term of his employment, the Executive shall be entitled to participate in the Companies' retirement plan, supplemental retirement plan, hospitalization plan, major medical plan, dental plan, group-term life insurance plan, accidental death and dismemberment plan, and such other employee benefit programs of the Companies as in effect from time to time in which the Companies' senior executives may participate, subject to satisfaction of all eligibility requirements of general applicability.
          (b) For the period beginning on the Commencement Date and ending on March 31st, 1997, and for each successive one-year period commencing on and after April 1st, 1997, during the term of the Executives employment, the Executive shall be entitled to four weeks of vacation. Unused vacation days shall expire as of the last day of each one year period and may not be accumulated, carried forward or reclaimed for other compensation.

     9. Business Expense Reimbursement, Automobile, Other Perquisites and Indemnification
          (a) During the term of his employment, the Executive shall be entitled to be reimbursed by ACE for all reasonable out-of-pocket travel and entertainment expenses incurred by him in performing services under this Agreement, provided that the Executive submits reasonable documentation with respect to such expenses.
          (b) During the term of the Executive's employment, ACE shall provide the services of a qualified public accounting firm to assist the Executive in the preparation of his personal United States income tax returns.
          (c) During the term of his employment, the Executive shall be entitled to receive reimbursement by the Company for the initiation fees and membership dues for one club of Executive's choice in Bermuda.
          (d) During the term of his employment, ACE shall reimburse the Executive for actual housing expenses not to exceed $8,000 per month.
          (e) For the period beginning on the Commencement Date and ending on March 31st, 1997 and for each successive one-year period commencing on and after April 1st, 1997 during the term of the Executive's employment, ACE shall provide to the Executive (or shall reimburse the Executive for the cost of) a total of ten round-trip economy class airline tickets between the United States and Bermuda to be used by the Executive or any members of his immediate family.
          (f) During the term of the Executive's employment, ACE shall provide him with an automobile on the same terms and conditions generally applicable to its other senior executives.
          (g) ACE shall reimburse the Executive for the reasonable expenses actually incurred by him in moving his household goods and possessions from his home in Connecticut to his home in Bermuda.
          (h) ACE shall reimburse the Executive for the reasonable closing costs not to exceed a total of $20,000 actually incurred by him in connection with the sale of his home at 87 Walbridge Road, West Hartford, Connecticut, including real estate commissions and attorneys' fees.
          (i) In the event the Executive demonstrates to ACE's satisfaction that he has incurred any liability under the Internal Revenue Code as a result of any payments to him pursuant to Section 9(g) or 9(h) (other than as a result of reimbursements to the Executive of his mortgage expenses), ACE shall reimburse the Executive for the actual amount of such liability.
          (j) The Executive shall be indemnified by the Companies in accordance with their Articles of Incorporation.

     10.  Termination of Employment
          (a)  Termination Due to Death   In the event of the
Executive's death during the term of his employment hereunder, the estate or other legal representative of the Executive shall be entitled to:
               (i) continuation of the Executive's annual base salary provided in Section 4 above through the last day of the month in which the Executive dies;
               (ii) a substituted Short-Term Bonus, payable in accordance with Section 6, equal to the following amount: (1) if the Executive's death occurs during the period commencing on the Commencement Date and ending on September 30th, 1997, an amount equal to 40 percent of the annual base salary payable to the Executive for the period beginning on the Commencement Date and ending on the last day of the month in which his death occurs, or
(2) if the Executive's death occurs on or after October 1st, 1997 an amount equal to a percentage of the annual base salary payable to the Executive for the period beginning on the October 1st coincident with or immediately preceding his death through the last day of the month in which his death occurs, which percentage shall be the applicable percentage, if any, applicable to his Short-Term Bonus for that period, determined in accordance with Section 6;
               (iii) any rights and benefits available under any employee benefit plans, policies, and practices or the Companies. determined in accordance with the applicable terms and provisions of such plans, policies, and practices as in affect on the date of the Executive's death.
          (b)  Termination Due to Disability   In the event the
Executive's employment by the Companies is terminated because he is adjudged by the Compensation Committee to be disabled within the meaning of the Companies' long-term disability plan, the Executive shall be entitled to:
               (i) continuation of the annual base salary provided in Section 4 above through the last day of the month in which the Executives employment with the Companies terminates due to disability;
               (ii) a substituted Short-Term Bonus, payable in accordance with Section 6, equal to the following amount: (1) if the Executive's employment is terminated due to disability during the period commencing on the Commencement Date and ending on September 30th, 1997, an amount equal to 40 percent of the annual base salary payable to the Executive for the period beginning on the Commencement Date and ending on that last day of the month in which his employment is terminated due to disability, or (2) if the Executive's employment is terminated due to disability on or after October 1st, 1997 an amount equal to a percentage of the annual base salary payable to the Executive for the period beginning on the October 1st, 1997 coincident with or immediately preceding his death and ending on the last day of the month in which his termination of employment occurs, which percentage shall be the applicable percentage, if any, applicable to his Short-Term Bonus for that period, determined in accordance with Section 6;
               (iii) any rights and benefits available under any employee benefit plans. policies, and practices of the Companies, determined in accordance with the applicable terms and provisions of such plans, policies, and practices as in effect on the date of the Executive's termination of employment.
     (c)  Termination by the Companies for Cause
          (i) The employment of the Executive under this Agreement may be terminated by the Companies for Cause. For purposes of this Agreement, "Cause" shall mean:
               (A)  commission by the Executive of a felony
involving moral turpitude;
               (B)  violations of Section 11 or 12 of this
Agreement; or
               (C) the Executive, in carrying out his duties, has been guilty of (1) gross neglect, or (2) gross misconduct; provided, however, that any act, or failure to act, by the Executive shall not constitute Cause for purposes of this Section 10(c)(1)(C) if such act or failure to act, was committed, or omitted, by the Executive in good faith and in a manner he reasonably believed to be in the beat interests of the Companies.
          (ii) In the event of a termination of the Executive's employment for Cause under Section 10(c)(1) above, the Executive shall be entitled only to:
               (A) continuation of the annual base salary provided in Section 4 above through the date on which termination for Cause occurs: and
               (B)  any other rights and benefits, if any,
available under employee benefit plans, policies, and practices of the Companies, determined in accordance with the applicable terms and provisions of such plans, policies, and practices, as in effect on the date of his termination of employment.
     (d)  Termination Without Cause
          (i) Anything in this Agreement to the contrary notwithstanding, the Executive's employment may be terminated without Cause as provided in this Section 10(d). Termination without Cause shall mean a termination of the Executive's employment by either of the Companies, other than a termination due to disability as described in Section 10(b) above, or a Termination for Cause as described in Section 10(c) above.
          (ii) In the event there is a termination without Cause of the Executive's employment, the Executive shall be entitled to:
               (A) continuation of the annual base salary provided in Section 4 above until the date which is twenty-four months after the last day of the month in which such termination occurs; provided, however, that payments pursuant to this Section 10(d)(ii)(A) are subject to the provisions of Section 13;
               (B) any Short-Term Bonus for a completed fiscal year which has not yet been paid to the Executive, which Short-Term Bonus shall be paid in accordance with Section 6:
               (C) continuation of coverage under the employee benefit plans of the Companies in which the Executive was participating at the time of his termination of employment for the period of salary continuation under Section 10(d)(A) above; provided, however, that (1) except as required by applicable law, any such continued coverage shall terminate upon the subsequent full-time employment of the Executive, and (2) if the Companies are unable to continue such coverage, then they shall provide the Executive with economically equivalent employee benefits to the extent such benefits are reasonably available; and
               (D) any other rights and benefits available under employee benefit plans, policies, and practices of the Companies, determined in accordance with the applicable terms and provisions of such plans, policies, and practices, as in effect on the date of his termination of employment.
          (iii) At the discretion of the Compensation Committee, the present value of any amounts payable to the Executive in accordance with Section 10(d)(ii)(A) above may be paid to the Executive in a lump sum. The interest rate used in determining the present value shall be the interest rate on one-year United States Treasury Bills at the auction of such instruments nearest in time to the date of the Executive's termination of employment under this
Section 10(d). Any such lump sum payment by the Companies to the Executive shall not affect the obligation of the Companies as otherwise provided in Section 10(d)(ii)(D) above to provide continuation coverage under the employee benefit plans.
     (e)  Termination by the Executive Following a Change In
          Control
          (i) A Change in Control of either of the Companies shall be deemed to have occurred if there is a change in the beneficial ownership of such Company's voting stock, a change in the composition of such Company's Board of Directors, or a sale of such Company's assets as follows:
               (A)  any person, meaning an individual, a
partnership, or other group or association as defined in Section 13(d) and 14(d) of the Securities Exchanges Act of 1934 (other than
(1) a trustee or other fiduciary of securities held under an employee benefit plan of the Company, (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Company, or (3) any person in which the Executive has a substantial equity interest) acquires 50 percent or more of the combined voting power of the outstanding securities of either of the Companies having a right to vote at the election of directors;
               (B) there is a sale of all or substantially all of the assets of such Company; or
               (C) there shall cease to be a majority of the Board of Directors of such Company whose members are either (1) previous members of the Board of Directors, or (2) recommended for election by a vote of at least two-thirds of the members of the Board of Directors or a committee thereof. A Change in Control of either of the Companies shall not be deemed to have occurred by reason of a public offering of either of the Companies' shares.
          (ii) If the Executive terminates his employment with the Companies within six months following a Change in Control of either of the Companies and after he makes a good faith determination that a material reduction in the Executive's positions, duties and responsibilities from those described in Section 3 has occurred and notifies the appropriate Board in writing of this determination and the basis for it, his termination shall not be deemed a voluntary termination under Section 10(f) below and the Executive's compensation and other benefits shall be determined on the same basis as applicable to a Termination without Cause as described in
Section 10(d) above.
          (iii) In the event of a termination of employment by the Executive following a Change in Control, the Executive's compensation and other benefits shall be determined on the same basis as applicable to a Termination without Cause as described in
Section 10(d) above.
     (f)  Voluntary Termination by the Executive
          The Executive may voluntarily terminate his employment with the Companies at any time prior to the expiration of the term of this Agreement. Such termination shall constitute a voluntary termination and, in such event, the Executive shall be limited to the same rights and benefits as applicable to a termination for Cause, as described in Section 10(c) above.

     11.  Noncompetition
          During the term of the Agreement and for a period of one year following Executive's termination of employment other than due to a Termination Without Cause or a Termination following a Change in Control under Section 10(e)(ii) or 10(e)(iii), Executive shall not become associated, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company), with any entity that is actively engaged in any geographic area in any business which is in substantial and direct competition with the business or businesses of the Companies for which Executive provides substantial services or for which Executive has substantial responsibility, provided that nothing in this Section 11 shall preclude Executive from performing services solely and exclusively for a division or subsidiary of such an entity that is engaged in a non-competitive business. Notwithstanding the foregoing, this Section 11 shall not be enforceable in any manner that would be in violation of the rules contained in the Code of Professional Responsibility with responsibility applicable with respect to services as a lawyer.

     12.  Nondisclosure, Nonsolicitation and Cooperation
          (a) Executive shall not (except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency) disclose to any third person, whether during or subsequent to the Executive's employment with the Companies, any trade secrets; customer lists; product development and related information; marketing plans and related information; sales plans and related information; operating policies and manuals; business plans; financial records; or other financial, commercial, business or technical information related to either of the Companies unless such information has been previously disclosed to the public by such Company or has become public knowledge other than by a breach of this Agreement; provided, however, that this limitation shall not apply to any such disclosure made while Executive is employed by the Companies, if such disclosure is reasonably intended to benefit the Companies.
     (b) During the term of the Agreement and for two years after the termination of such Period, Executive shall not attempt, directly or indirectly, to induce any employee of the Companies to be employed or perform services elsewhere.
     (c) During the term of the Agreement and for two years after the termination of such Period, Executive shall not attempt, directly or indirectly, to induce any insurance broker, broker-dealer or supplier of either of the Companies, to cease providing services to such Company.
     (d) During the term of the Agreement and for two years after the termination of such Period, Executive shall not attempt, directly or indirectly, to solicit, on behalf of any person or entity other than the Companies, the trade of any individual or entity which, at the time of the solicitation, is a customer of either of the Companies or which such Company, is undertaking to procure as a customer at the time of or immediately preceding termination of the term of the Agreement; provided, however, that this limitation shall only apply to (x) any product or service which is in competition with a product or service of such Company and (y) with respect to any customer or prospective customer with whom Executive has or had (by virtue of Executive's position or otherwise) a personal relationship; and
     (e) Following the termination of the term of the Agreement, Executive shall provide assistance to and shall cooperate with the Companies upon its reasonable request, with respect to matters within the scope of Executive's duties and responsibilities during the term of the Agreement. (The Company agrees and acknowledges that it shall, to the maximum extent possible under the then prevailing circumstances, coordinate any such request with Executive's other commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities). The Company agrees that it will reimburse Executive for reasonable travel expenses (i.e., travel, meals, lodging) that Executive may incur in providing assistance to the Company hereunder.

     13. Remedy for Violation of Noncompetition or Confidential Information Provisions
          Without intending to limit the remedies available to the Companies for the breach of any of the Executive's covenants in Sections 11 and 12, the Executive acknowledges and agrees that damages at law are an insufficient remedy for the Companies and that, accordingly, either of the Companies shall be entitled to apply for and obtain injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach, or otherwise specifically enforce, any or all of said covenants. The Parties acknowledge that each of the covenants contained in Sections 11 and 12 is an essential element of this Agreement. If any covenant or term of Section 11 or 12 or this Section 13, or any portion thereof or hereof, is determined to be invalid or unenforceable in any instance, such determination shall not prevent the reassertion thereof with respect to any other breach or violation. If, in any proceeding, a court (or other tribunal) refuses to enforce the covenants contained in Section 11 or 12 or this Section 13 because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed amended to the extent (but only to the extent) required by law to permit its enforceability hereunder. Notwithstanding anything contained in this Agreement to the contrary, in the event that the Executive's employment is Terminated without Cause (as defined in Section 10(d)(i)) and the Companies reasonably determine that the Executive has violated
Section 11 or 12 of this Agreement, then the Companies shall be entitled to discontinue any payments or benefits that would otherwise be provided under Section 10(d) and the Executive shall forfeit his rights to the same.

     14.  Withholding
          Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Companies hereunder to the Executive shall be subject to withholding of such amounts relating to taxes as the Companies may reasonably determine they are required to withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Companies may, in their sole discretion, accept other provision for payment of taxes as required by law, provided they are satisfied that all requirements of law affecting their responsibilities to withholding such taxes have been satisfied.

     15.  Arbitration of All Disputes
          Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the City of Hartford in accordance with the law of the State of Connecticut, by three arbitrators appointed by the Parties. It the Parties cannot agree on the appointment of the arbitrators, one shall be appointed by the Companies and one by the Executive and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Judge of the United States Court of Appeals for the Second Circuit. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of the arbitrators which shall be as provided in this Section 15.
Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

     16.  Entire Agreement
          This Agreement contains the entire agreement between the Parties concerning the subject matter hereof and supercedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, between the Companies and the Executive with respect thereto.

     17.  Assignability; Binding Nature
          This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, and assigns. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive, other than his rights to receive salary and bonuses hereunder which may be transferred by will or operation of law subject to the limitations of this Agreement. No rights or obligations of either of the Companies under this Agreement may be assigned or transferred by either of the Companies except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which either of the Companies is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of either of the Companies, provided that assignee or transferee is the successor to all or substantially all of the assets of either of the Companies and such assignee or transferee assumes the liabilities, obligations, and duties of either of the Companies as contained in this Agreement, either contractually or as a matter of law.

     18.  Amendment or Waiver
          No provision in this Agreement may be amended or waived unless such amendment or waiver is (1) agreed to in writing, and
(2) the agreement is signed by the Executive and by the Company's Chief Executive. No waiver by any party hereto of any breach by any other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.

     19.  Notices
          Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address of which such party may subsequently by similar process give notice:

If to the Companies or        A.C.E. Insurance Company, Ltd.
the Compensation Committee:   30 Woodbourne Avenue
                              Hamilton HM 08, Bermuda

With a copy to:               Robert A. Helman
                              Mayer, Brown & Platt
                              190 South LaSalle Street
                              Chicago, Illinois 60603

It to the Executive:          Peter Mear
                              C/O ACE United
                              30 Woodbourne Avenue
                              Hamilton HM 08, Bermuda


     20.  Severability
          In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

     21.  Survivorship
          The respective rights and obligations of the parties shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

     22.  References
          In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his estate or other legal representative. All statements of or references to dollar amounts in this Agreement shall mean lawful money of the United States of America.

     23.  Governing Law
          This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Connecticut without reference to the principles of conflict of laws.

     24.  Headings
          The headings of paragraphs contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

     25.  Counterparts
          This Agreement may be executed in one or more counterparts.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.
                              ACE Limited

                              By:


                              Its:







                              Peter N. Mear
                              Executive